EXHIBIT 10.53

Avaya Inc.
4655 Great America Parkway
Santa Clara, CA 95054 USA

November 1st, 2019

BY EMAIL

Mr. Anthony Bartolo

Dear Anthony,

It gives me great pleasure to offer you a Executive Vice President position in Avaya Inc. (“Avaya”). In addition to confirming my offer, this letter sets out the terms and conditions of your employment and outlines the current major features of Avaya’s compensation and benefit plans, programs and practices under which you will be covered.

Assumption of Duties: Effective on or about December 9, 2019, you will assume the role of Senior Vice President and Chief Product Officer reporting to me. Your office will be based in Raleigh, North Carolina.

Cash Compensation:

Annual Base Salary: Your annual base salary will be $650,000 paid monthly. Based on your hire date of December 9, 2019 you will receive your first paycheck on December 31st and monthly after that.

Sign-On Bonus: We will pay you a cash sign-on bonus in the amount of $650,000 less applicable taxes, to be paid in the pay period following one (1) month of completed service, but no later than December 31, 2019 should you commence employment on December 9, 2019. If you terminate your employment voluntarily or if Avaya terminates your employment involuntarily for cause prior to the first anniversary of your hire date, you will be obligated to return a pro-rated portion of this sign-on bonus based on the completed months of employment (based on the completed months). If your employment is terminated involuntarily for any other reason, you will not be obligated to return any portion of this sign-on bonus.

Avaya Annual Incentive Plan (AIP): Avaya offers an annual incentive plan that provides an opportunity for payment for Vice Presidents and above, following the end of the fiscal year (Avaya’s fiscal year is October 1 through September 30). Each eligible employee’s Incentive Plan payment is based on several factors, including individual contribution and company performance. Your opportunity is 100% of your Base Salary (“Opportunity”). Your actual payout could be anywhere between 0%-200% of the Opportunity based on individual and company performance, as Avaya may further specify from time to time. Our incentive programs are reviewed annually and subject to change. More specific information about

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Avaya’s incentive plan design, metrics, and targets is typically communicated to employees during the first quarter of each fiscal year and will be viewable on the Company intranet after your hire date.
Long Term Incentives: Subject to approval by our Board of Directors or the Compensation Committee, you will be awarded equity grants as follows:

1)Inducement Awards: Restricted Stock Units (RSUs) & Stock Options

•As a material inducement to your joining Avaya, you will be granted RSUs that represent the contractual right to receive one share of common stock of Avaya Holdings Corp. upon vesting.  The number of RSUs to be awarded to you will be determined by dividing the value of USD $1,000,000 by the fair market value of Avaya Holdings common stock on the grant date.

•As a material inducement to your joining Avaya, you will be granted Stock Options that represent the contractual right to acquire at the Per Share Exercise Price specified on the grant date one share of common stock of Avaya Holdings Corp. upon vesting.  The number of Stock Options to be awarded to you will be determined by dividing the value of USD $1,000,000 by the Black-Scholes value of each Stock Option.

•Generally, the RSUs and Stock Options will vest and become non-forfeitable over a three (3) year period, according to the following schedule:  1/3 on the closest date of February 15, May 15, August 15, or November 15 after the first anniversary of the grant date, and quarterly  thereafter. You must be an employee of Avaya on each vesting date in order for each respective portion of your award to vest.

2)Annual Awards: Restricted Stock Units (RSUs) & Performance Restricted Stock Units (PRSUs)

◦The annual award will consist of a combination of RSUs and performance-based vesting restricted stock units (PRSUs) representing the right to receive shares of common stock of Avaya Holdings Corp. upon vesting. The aggregate number of RSUs and PRSUs to be awarded to you will be determined by dividing the value of USD $2,000,000 by the fair market value of Avaya Holdings common stock on the grant date. The mix of RSUs and PRSUs will be consistent with the allocations in the annual equity awards to other similarly-situated senior vice presidents at Avaya. The RSUs will have the terms described above and the PRSUs will vest on the on the 3rd anniversary of the date of grant with respect to a number of shares determined based on Avaya’s annual Adjusted EBITDA over the performance period and Avaya’s total shareholder return over such period.

◦The annual awards are subject to the terms and conditions of the Avaya Holdings Corp. 2017 Equity Incentive Plan (Plan) under which they were

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made and the award agreements. Information regarding your equity awards will be visible and the related documentation will be accessible on the Fidelity website within a week of Board of Director or Committee approval. You will be required to review and accept the Plan and the individual agreements within sixty (60) days from the grant date or the grant will be cancelled per the terms of the Plan. You will receive an email from Fidelity with instructions for accepting your equity awards shortly after your awards are accessible. If there is any conflict between this award notification and the award agreements, the terms of the award agreements and the Plan govern.

Employee Benefit Plans: Attachment A is a summary of benefits available to you under Avaya’s Executive and general employee benefit plans. For most plans, you will be covered immediately from date of hire.

Executive Programs and Benefits:  You will be eligible for the Avaya Executive Health Program and an annual Financial Counseling Allowance.  Information on these programs will be provided upon your date of hire

Contingency of Offer:  This offer of employment is contingent upon the successful completion of reference checks and is also contingent upon your execution of the Employee Agreement Regarding Non-Disclosure, IP Assignment, Non-Competition and Non-Solicitation, attached as Attachment B.

Executive Relocation Plan:  You will be eligible for the Avaya Executive Relocation Plan for you and your family to relocate from Singapore to North Carolina, USA. Attachment C is a summary of the plan highlights for which you will be eligible. Also attached is a Repayment Agreement confirming that you must remain an Avaya employee for 12 months from the start of your relocation or you will have to repay the relocation costs in full. Please sign and return this Agreement with your offer letter.

Benefit and Incentive Plan Terms: The benefit and incentive plans, programs and practices briefly outlined in this letter, reflect their current provisions. Payments and benefits under these plans, programs and practices, as well as other payments referred to in this letter are subject to IRS rules and regulations with respect to withholding, reporting, and taxation, and will not be grossed-up unless specifically stated. The Company reserves the right to discontinue or modify any compensation, incentive, benefit, perquisite plan, program or practice at its sole discretion and without prior notice. Moreover, the very brief summaries contained herein are subject to the written terms of such plans, programs and practices, which supersede any other written or oral representations concerning such plans, programs and practices, including this letter.

For purposes of the Executive and employee benefits plans, the definition of includable compensation is set forth in the respective plans, and may be amended or modified at any time and without prior notice. No other compensation and payments reflected in this offer are included in the calculation of any employee or Executive benefits. You may consult with the respective summary plan descriptions, which are available on request, for specific plan information.

There may be other benefits at Avaya that include certain non-solicitation obligations, e.g. equity grants, that are not meant to conflict with this offer letter. In case of any conflict between the provisions of this letter and the provisions of any other applicable benefit plan,

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program or agreement in which you participate, the obligations set forth in such benefit plan, program or agreement shall govern.

Employment At-Will: This letter is neither an express nor implied contract for continued employment or employment for a specific length of time. Your employment with Avaya will be “At-Will.” This means that you have the right to terminate your employment at any time and for any reason. Likewise, Avaya may terminate your employment at any time and for any reason.

Prior Representation: By acceptance of this offer you further agree that this offer supersedes and completely replaces any prior oral or written communications or representations concerning or relating to your employment with Avaya.

If you agree to the foregoing terms and conditions of employment, and affirm that there are no agreements or other impediments that would prevent you from providing exclusive service to Avaya, please sign this letter by November 8th, 2019 in the space provided below.

Please scan and email the signed letter, as well as the signed Employee Agreement Regarding Non-Disclosure, IP Assignment, Non-Competition and Non-Solicitation (Attachment B), to Mary-Jo Trimmer of our Executive Staffing group at mjtrimmer@avaya.com.

Anthony, I feel the package we have developed for you is attractive and anticipates that you will make a critical contribution to Avaya. As a Company, we have never been better positioned to take full advantage of the opportunities for growth and success in the marketplace. I look forward to having you join us. If you have any questions, please do not hesitate to call me or Faye Tylee at (908) 953-2090.

Sincerely,

James Chirico
President and Chief Executive Officer

_/s/ Anthony Bartolo_______ ____11/3/19_________
Acknowledged and Agreed to: Date
Anthony Bartolo